Exhibit 99.1
Permian Basin Royalty Trust
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES SEPTEMBER CASH DISTRIBUTION

     DALLAS, Texas, September 18, 2007 — Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE — PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.141104 per unit, payable on October 15, 2007, to unit holders of record on September 28, 2007.
     This month’s distribution increased from the previous month due primarily to higher oil prices. Increased oil and gas production in both the Waddell Ranch and Texas Royalty properties and significantly lower capital expenditures are also reflected in this distribution. This would primarily reflect production for the month of July. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 65,168 bbls and 322,340 mcf. The average price for oil was $68.89 per bbl and for gas was $7.78 per mcf. Capital expenditures were approximately $254,441. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas (Mcf)	Oil	Gas
	(Bbls)		(per Bbl)	(per Mcf)

Current Month	65,168	322,340	$68.89	$7.78

Prior Month	62,115	304,822	$59.63	$8.13

     For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free — 877 .228.5085